EXHIBIT 23.1



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Health & Nutrition Systems International, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 of Health & Nutrition Systems International, Inc. of our report dated February 17, 2003, relating to the balance sheet of Health & Nutrition Systems International, Inc., and the related statements of operations, changes in shareholders' deficit and cash flows for the years then ended, which report appears in the April 1, 2003 annual report on Form 10-KSB of Health & Nutrition Systems International, Inc. and in the prospectus under the heading "Experts," which is part of this registration statement.

/s/Daszkal Bolton LLP
Daszkal Bolton LLP

Boca Raton, Florida
December 05, 2003